OPAL FUELS INC.
PERFORMANCE RESTRICTED STOCK UNIT AWARD GRANT NOTICE
(2022 Omnibus Equity Incentive Plan)
As a key leader in our business, you are in a position to have significant influence on the performance and success of OPAL Fuels Inc. (the “Company”). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been granted a Performance Restricted Stock Unit Award. This award is subject to the terms and conditions of the OPAL Fuels Inc. 2022 Omnibus Equity Incentive Plan, this Grant Notice, and the following Performance Restricted Stock Unit Agreement. The details of this award are indicated below.

Grantee:
Date of Grant:
Number of Performance-Based Restricted Stock Units:
Performance Period
Vesting Commencement Date:
Vesting Date
Vesting:
Delivery Dates:

OPAL Fuels Inc., a Delaware corporation

________________________
By: [___]
Its: [___]

Acknowledged and Agreed as of this ____ day of __________, 2023.

Name: ___________________________________

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PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), this “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between the Company and the individual (the “Grantee”) set forth on the Grant Notice.
WHEREAS, pursuant to the OPAL Fuels Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”), the Administrator (the “Administrator”) has determined that it is to the advantage and best interest of the Company to grant to the Grantee this award of performance-based Restricted Stock Units (the “PRSUs”) as set forth in the Grant Notice and subject to the terms and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Award”).
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:
1.Acceptance of Agreement. Grantee has reviewed all of the provisions of the Plan, the Grant Notice and this Performance Restricted Stock Unit Award Agreement. By accepting this Award, Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Performance Restricted Stock Unit Award Agreement, and the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Grantee. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on questions relating to the Plan, the Grant Notice, this Agreement and, solely in so far as they relate to this Award, the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Grantee. If Grantee signs this Agreement and Grant Notice electronically, Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.
2.Grant of Award. The PRSUs granted hereunder pursuant to Section 9 of the Plan shall be subject to the terms and provisions of the Plan, and all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. For purposes of this Agreement, “Termination” shall mean the termination of the employment or provision of services of the Grantee with the Company and all Affiliates thereof (including because of the Grantee’s employer ceasing to be an Affiliate of the Company); and “Termination Date” shall mean the date of the Termination. For purposes of this Agreement, Termination will not occur when Grantee goes on a military leave, a sick leave or another bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. Notwithstanding the foregoing, an approved leave of absence for six months or less, which does not in fact exceed six months, will not result in Termination for purposes of this Agreement. However, Termination will occur when approved leave described in this Section 2 ends, unless Grantee immediately returns to active work. Grantee shall be entitled to receive dividends declared during the Restricted Period with respect to the number of Shares covered by PRSUs, which dividends will be paid to Grantee at the time (and to the extent) Shares in respect of the related PRSUs are delivered to the Grantee under the terms of this Agreement.

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3.Vesting.
1.1Subject to the provisions of the Plan and Section 3.2 of this Agreement, and except as otherwise provided in a written employment agreement between the Company or an Affiliate and the Grantee (if any), the PRSUs shall vest as described in the Grant Notice, subject to the Grantee not experiencing a Termination prior to the Vesting Date (as such term is defined in the Grant Notice).
1.2Except as otherwise provided in the Grant Notice, if the Grantee experiences a Termination for any reason prior to the Vesting Date, as of the Termination Date, the Grantee shall forfeit any unvested PRSUs.
4.Transfer and Settlement of PRSUs. The PRSUs issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated (each, a “Transfer”). In addition, Grantee shall not sell any Shares received with respect to PRSUs (even following settlement of PRSUs) at a time when Applicable Laws, regulations or Company’s or underwriter trading policies prohibit such sale. The applicable portion of this Award (to the extent vested) shall be settled by the Company by the issuance and delivery of Shares as soon as reasonably practical after (but no later than 60 days after) the Delivery Dates, as indicated in the Grant Notice, to the Grantee (or if applicable, the beneficiaries of the Grantee). Any issuance of Shares shall be made only in whole Shares, and any fractional shares shall be distributed in an equivalent cash amount.
5.General.
1.1Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.
1.2Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Award and the parties hereto shall act in all matters as if the Grantee was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.
1.3No Employment Rights. Nothing contained herein shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Grantee or contract for the Grantee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Grantee or cease contracting for the Grantee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Grantee and the Company or any Affiliate.
1.4Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to or in exchange for Shares underlying PRSUs as a stock dividend, stock split, reclassification, recapitalization or similar transaction in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares underlying PRSUs on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.
1.5No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

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1.6Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.
1.7No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.
1.8Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.
1.9Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.
1.10Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Grantee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Grantee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.
1.11Taxes. By agreeing to this Agreement, the Grantee represents that he or she has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from the Shares or cash issuable hereunder or from other compensation payable to the Grantee the minimum amount of any sums required by federal, state or local tax law to be withheld (or other such sums that that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) with respect to the Performance Restricted Stock Unit Award.
1.12Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have separated from service with the Company for purposes of this Agreement and no payment shall be due to the Grantee under this Agreement on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred

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compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Grantee’s economic rights. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
1.13Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.
1.14Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.
1.15Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Award granted under the Plan, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Grantee’s consent to participate in the Plan by electronic means, including, but not limited to, the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system or any successor system (“EDGAR”). Grantee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically (including on EDGAR), as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.
1.16Data Privacy. Grantee agrees that all of Grantee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Grantee’s participation in the Plan.
1.17Acknowledgments of Grantee. Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Grant Notice, acknowledges and agrees to all of the provisions of the Plan and this Agreement.
1.18Complete Agreement. The Grant Notice, this Agreement, the Plan and applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Grantee constitute the parties’ entire agreement with respect to

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the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.
1.19Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.
1.20Waiver. The Grantee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee.
1.21Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
1.22Amendments and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of a Grantee under this Performance Restricted Stock Unit Award Agreement without such Grantee’s consent.
1.23Clawback of Incentive Compensation. If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if the Company is required to prepare an accounting restatement to correct an error (or a series of errors)) (a “Covered Accounting Restatement”), and if such Covered Accounting Restatement includes (i) restatements that correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements), or (ii) restatements that correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements), then the Committee may require Grantee to repay (in which event, Grantee shall, within thirty (30) days of the notice by the Company, repay to the Company) or forfeit (in which case, Grantee shall immediately forfeit to the Company) to the Company, and Grantee hereby agrees to so repay or forfeit, that portion of the Incentive Compensation (as defined below) received by Grantee during the period comprised of the Company’s three (3) completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine (9) months resulting from Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as described below) to be required to prepare a Covered Accounting Restatement (such period, the “Look-Back Period”), that the Committee determines was in excess of the amount of Incentive Compensation that Grantee would have received during such Look-Back Period, had such Incentive Compensation been calculated based on the restated amounts, and irrespective of any fault, misconduct or responsibility of Grantee for the Covered Accounting Restatement. It is specifically understood that, to the extent that the impact of the

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Covered Accounting Restatement on the amount of Incentive Compensation received cannot be calculated directly from the information therein (e.g., if such restatement’s impact on the Company’s stock price is not clear), such excess amount of Incentive Compensation shall be determined based on a reasonable estimate by the Committee of the effect of the Covered Accounting Restatement on the applicable financial measure (including the stock price or total shareholder return) based upon which the Incentive Compensation was received. The amount of the Incentive Compensation to be recouped shall be determined by the Committee in its sole and absolute discretion and calculated on a pre-tax basis, and the form of such recoupment of Incentive Compensation may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Incentive Compensation shall be deemed received, either wholly or in part, in the fiscal year during which the financial reporting measure specified in such Incentive Compensation award is attained (or with respect to, or based upon the achievement of, such financial reporting measure, such Incentive Compensation was granted, earned or vested, as applicable), even if the payment, vesting or grant of such Incentive Compensation occurs after the end of such fiscal year. For purposes of this Section 5.23, the Company is deemed to be required to prepare a Covered Accounting Restatement on the earlier of: (A) the date upon which the Board or an applicable committee thereof, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Covered Accounting Restatement. For the purposes of this Agreement, “Incentive Compensation” shall mean any compensation (including any Award or any other short-term or long-term cash or equity incentive award or any other payment) that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measure (i.e., any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including stock price and total shareholder return). For the avoidance of doubt, financial reporting measures include “non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17 CFR 229.10, as well as other measures, metrics and ratios that are not non-GAAP measures, like same store sales. Financial reporting measures may or may not be included in a filing with the Securities and Exchange Commission, and may be presented outside the Company’s financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations or the performance graph.
6.Restrictive Covenants. As part of the consideration for the Award granted to Participant hereunder and for other good and valuable consideration and in order to protect the trade secrets and Confidential Information (as defined below) of the Company, its Affiliates and their respective customers and clients that have been and will be entrusted to Participant, the business goodwill of the Company and its Affiliates that will be developed in and through Participant and the business opportunities that will be disclosed or entrusted to Participant by the Company and its Affiliates, Participant agrees as follows:
1.1Confidential Information. Participant acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company or any Affiliate thereof and deemed by it to be confidential, and (iii) information developed or used by the Company or any Affiliate thereof relating to the business, operations, employees and/or customers of the Company or any Affiliate thereof including, but not limited to, any employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Participant, is hereinafter referred to as “Confidential Information”). The parties hereto recognize that the services performed and to be performed by Participant for the Company and its Affiliates are special and unique and that Participant has acquired and will acquire Confidential Information.

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Participant recognizes that all such Confidential Information is the property of the Company. Accordingly, Participant shall not, except in the proper performance of Participant’s duties to the Company or an Affiliate thereof (as applicable), directly or indirectly, without the prior written consent of the Company, (i) disclose to any individual, corporation, limited liability company, partnership, firm, or other business of whatever nature, other than the Company, and shall use Participant’s reasonable best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Participant prior or subsequent to the date hereof; and/or (ii) use or possess any Confidential Information for any purpose other than on behalf of the Company or an Affiliate and in the proper performance of Participant’s duties and responsibilities for the Company. Notwithstanding anything herein to the contrary, Participant understands that (A) nothing herein is intended to or will prohibit Participant from filing a charge with, reporting possible violations of law or regulation to, participating in any investigation by, cooperating with, or communicating directly with, or providing information in confidence to, any governmental entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; and (B) pursuant to 18 U.S.C. Section 1833(b), (x) Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (II) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (y) if Participant files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, Participant may disclose trade secrets to his attorney and use trade secret information in the court proceeding, if Participant (I) files any document containing trade secrets under seal and (II) does not disclose trade secrets, except pursuant to court order.
1.2Non-Competition. Participant acknowledges and agrees that Participant’s services to the Company and its Affiliates are unique and extraordinary; that the Company is and will be dependent upon Participant; and that Participant has and will have access to and control of Confidential Information which is vital to the success of the Company’s business. Participant further acknowledges that because of Participant’s knowledge of Confidential Information it is unlikely that Participant could work for a competitor of the Company without divulging such Confidential Information. For the foregoing reasons, and in consideration for Participant’s eligibility to receive the Award hereunder and other good and valuable consideration, receipt of which is hereby acknowledged, Participant hereby agrees that, during the term of Participant’s employment with the Company and for a period of one (1) year following Participant’s employment with the Company, for any reason (together, the “Restricted Period”), Participant shall not, directly or indirectly, either alone or in combination with others, own, control, manage, operate, conduct, engage in, participate in, consult with, perform services for, be employed by, guarantee the debts or obligations of, permit their name to be used by or in connection with, or otherwise carry on, a business (other than through the Company) anywhere in the Restricted Territory that engages in Competitive Activities. As used herein, the “Restricted Territory” means each state in which the Company operates as of the date of the Participant’s termination of employment with the Company and any state where the Company has plans to operate and such plans are known to Participant as of the time of such termination of employment. For purposes of the definition of Restricted Territory, “plans” means the Company has, prior to such date of such termination of employment, taken material, tangible steps in furtherance of such plans. “Competitive Activities” means engaging in the business of the Company which, includes, without limitation, (a) the production, generation, distribution, marketing, dispensing, and sale of renewable natural gas (“RNG”) as fuel for the heavy-duty truck market (including associated environmental attributes), and (b) the design, development, construction, operation, servicing, and maintenance of RNG and hydrogen fueling stations.
1.3Non-Solicitation of Clients. During the Restricted Period, Participant shall not, for Participant or on behalf of any other Person or entity, directly or indirectly, other

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than for or on behalf of the Company, (i) contact, solicit, contract with or accept the patronage of any Client of the Company for the purpose of engaging in Competitive Activities, (ii) contact, solicit or contract with any consultant, supplier, client, vendor, referral source or business relation of the Company, for himself or on behalf of any other Person, for any purpose related to Competitive Activities, and/or (iii) cause, request, advise or induce, or attempt to cause, request, advise or induce, any consultant, supplier, vendor, customer, prospect, referral source or other business relation of the Company (each a “Business Relation”), to withdraw, curtail, cancel, alter, decrease or cease such Business Relation’s business with the Company or in any way interfere with the relationship between such Business Relation and the Company. As used herein, “Client of the Company” means a Person or entity (A) which has paid the Company for products or services within the one (1) year period prior to Participant’s last day of employment with the Company, and (B) for which the Participant directly provided services or products while employed by the Company or about whom Participant had access to Confidential Information.
1.4Non-Solicitation of Employees; Non-Hire. During the Restricted Period, Participant shall not, directly or indirectly, on their own behalf or on behalf of any other Person or entity: (i) solicit for employment, employ or retain the services of (whether as an employee, independent contractor or otherwise) or otherwise interfere with or damage the Company’s business relationship with, any individual who was an employee or independent contractor of the Company during Participant’s employment with the Company; provided, however, that nothing in this Section shall prevent Participant from (1) making general solicitations not targeted at such employees or (2) hiring (A) any employee whose employment has been terminated by the Company, or (B) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee; or (ii) use or disclose to any Person or entity any personal information regarding any of the Company’s employees or independent contractors, except in connection with Participant’s actions as a service provider for or on behalf of the Company.
1.5Intellectual Property. Participant shall promptly and fully disclose all Intellectual Property (as defined below) to the Company, and Participant acknowledges and agrees that all Intellectual Property is the property of the Company. Participant hereby assigns and agrees in the future to assign to the Company Participant’s full right, title and interest in and to all Intellectual Property. Participant agrees to provide during and after the term of this Agreement all further cooperation that the Company determines is desirable to accomplish the complete transfer of the Intellectual Property to the Company. All copyrightable works that Participant creates during Participant’s employment with the Company shall be considered “work made for hire” and shall be owned exclusively by the Company. “Intellectual Property” means any invention, formula, process, discovery, work of authorship, development, design, innovation or improvement made, conceived or first actually reduced to practice by Participant, solely or jointly with others, during Participant’s employment with the Company and that: (a) is developed using the equipment, supplies, facilities or trade secret information of the Company; or (b) relates at the time of conception or reduction to practice to: (i) the business of the Company, (ii) the actual or demonstrably anticipated research or development of the Company, or (iii) any work performed by Participant for the Company, or as otherwise may be defined by applicable state statute.
1.6Non-Disparagement. Participant agrees that during the Restricted Period, Participant shall, unless compelled by Law, not make any statements or communications (written, oral or electronically, publicly or privately) that are intended to or would reasonably be expected to disparage the business reputation of the Company, its affiliates, or their shareholders, members, managers, officers, employees, or products or services; provided, however, that nothing contained in this Section is intended to impair Participant’s right to enforce this Agreement or to make truthful statements in respect of any legal process or pursuant to applicable legal requirements, including in respect of any court filings or truthful testimony as a

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witness in any court proceeding or governmental investigation or truthful responses to subpoenas or other similar forms of legal process issued by a court of law or government agency having jurisdiction over the matter. Without limitation, the prohibitions contained in this Section apply to statements made anonymously, or under an alias, and include postings made online or via social media, including but not limited to Facebook, LinkedIn, or Twitter.
1.7Reasonableness. Participant agrees that the covenants contained hereunder are a material inducement for the Company to enter into this Agreement with Participant and that the foregoing provisions are reasonable and necessary for the protection of the Company. Each of the covenants contained herein is a separate, distinct and severable obligation. In the event any of such covenants should be held overbroad by a court of competent jurisdiction, the others shall not be affected thereby. The parties hereto intend to provide the Company with the maximum protection possible with respect to its business, employees, customers and vendors. The parties hereto, however, do not intend to include a provision that contravenes the public policy of any state. Therefore, if any provision of this Section is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect. If, at the time of enforcement of this Agreement, a court, arbitrator or other tribunal holds that the duration, scope or area restriction stated herein is overbroad or unreasonable under the circumstances then existing, the parties hereto agree that such court, arbitrator or other tribunal shall “blue-pencil,” reform or otherwise modify the provision and enforce the restrictions to the maximum extent it deems reasonable.
1.8Equitable Relief. Participant agrees that it would be impossible to adequately compensate the Company and its Affiliates for the damage suffered by the Company or its Affiliates as a result of Participant’s breach of any of the covenants and obligations set forth in this Section. Accordingly, Participant agrees that if Participant breaches any such covenants and obligations, the Company or its Affiliates may, in addition to any other right or remedy available, obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Participant further agrees that no bond or other security shall be required in obtaining such equitable relief and Participant hereby consents to the issuance of such injunction and to the ordering of specific performance. Without limiting the generality of the foregoing, Participant agrees that the Company and its Affiliates shall be entitled to obtain specific performance of the obligations of Participant under this Agreement and immediate injunctive relief in the event any action or proceeding is brought in equity to enforce the same.

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